FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Reports 37% Revenue Growth
for First Quarter 2018

●	Tool revenue increased 55% over prior-year period and 33% sequentially

●	Net income of $69 thousand improved by $0.5 million over prior year

●	Revenue guidance for 2018 represents 28% growth at mid-point of range

VERNAL, UT, May 10, 2018 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported financial results for the first quarter ended March 31, 2018.

Troy Meier, Chairman and CEO, noted, “Continued growth in revenue was driven by the expansion of our Drill-N-Ream® (“DnR”) well bore conditioning tool operating fleet. As more tools are deployed, both tool repair revenue and royalty income increases. The deployed DnRs are also demonstrating greater durability, extending the life of the tools. Importantly, the DnR has persistently captured greater market share as operators recognize the economic value proposition the tools offer.

For 2018, we have several initiatives under way to support further growth including:

●	New bit refurbishment agreement that expands our geographic territory

●	Renegotiating distributor agreement for the DnR

●	Testing of the DnR in the Middle East

●	Making progress toward commercialization of our the patented StriderTM oscillation system technology

We believe we are on track to achieve another year of strong growth and are continuing to build a reputation in the industry as an innovator of drilling tool technologies.”

First Quarter 2018 Financial Summary ($ in thousands, except per share amounts)

	Q1 2018	Q1 2017	$Y/Y Change	% Y/Y Change	Q4 2017	$ Seq. Change	% Seq. Change
Tool sales/rental	$1,992	$1,635	$357	21.8%	$1,434	$558	38.9%
Other related tool revenue	1,533	635	898	141.4%	1,224	309	25.2%
Tool Revenue	3,525	2,270	1,255	55.3%	2,658	867	32.6%
Contract Services	1,075	1,100	(25)	(2.2)%	1,072	3	0.3%
Total Revenue	$4,600	$3,370	$1,230	36.5%	$3,730	$870	23.3%
Operating income (loss)	168	(247)	415	NM	(670)	837	NM
As a % of sales	3.6%	NM			NM
Net income (loss)	$69	$(386)	$455	NM	$(786)	$854	NM
Diluted earnings (loss) per share	$-	$(0.02)	$0.02	NM	$(0.03)	$0.03	NM

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Superior Drilling Products, Inc. Reports 36% Revenue Growth for First Quarter 2018
May 10, 2018

Compared with the prior-year period, revenue increased 36.5% to $4.6 million. Revenue growth was primarily the result of a $1.3 million, or 55%, increase in tool revenue to $3.5 million.

Higher tool revenue year-over-year was primarily the result of the increased numbers of tools deployed which drove a $0.9 million increase in other related tool revenue, which is comprised of royalty fees and tool maintenance and repair. Tool sales in the quarter also improved as the result of market share growth. Both market share gains and an improved oil & gas industry drove the increase in tool revenue. Contract services revenue was effectively unchanged year-over-year.

When compared with the trailing fourth quarter of 2017, total revenue was up 23.3% on higher tool revenue.

Net income of $69 thousand improved by $0.5 million over the first quarter of 2017 as a result of growth and operating leverage from higher volume.

First Quarter 2018 Operational Review

($ in thousands)	Q1 2018	Q1 2017	$ Y/Y Change	% Y/Y Change	Q4 2017	$ Seq. Change	% Seq. Change
Cost of revenue	$1,799	$1,180	$619	52.5%	$1,571	228	14.5%
As a percent of sales	39.1%	35.0%			42.1%
Selling, general & administrative	$1,698	$1,498	$200	13.3%	$1,897	(199)	(10.5)%
As a percent of sales	36.9%	44.5%			50.9%
Depreciation & amortization	$936	$938	$(2)	(0.2)%	$931	5	0.5%
Total operating expenses	$4,433	$3,616	$817	22.6%	$4,400	33	0.7%

Higher cost of revenue as a percent of sales was due to a change in product mix.

The increase in selling, general and administrative expense (SG&A) over the prior-year period reflects investments in the Middle East expansion and higher research and development costs related to the commercialization of the StriderTM technology. SG&A decreased when compared with the trailing fourth quarter which included higher incentive compensation related to year end.

The improvement in first quarter 2018 Adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization, non-cash stock compensation expense and unusual items, was the result of higher sales. Adjusted EBITDA was $1.2 million, or 27% of revenue in the quarter up $0.3 million and $0.5 million over the 2017 first quarter and trailing 2017 fourth quarter, respectively.

The Company believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. (1)See the attached tables for important disclosures regarding SDP’s use of adjusted EBITDA, as well as a reconciliation of net loss to adjusted EBITDA.

Balance Sheet and Liquidity

Cash and cash equivalents was $2.2 million at March 31, 2018, down slightly from $2.4 million at the end of 2017. Cash generated from operations in the quarter was $0.5 million, compared with $0.8 million of cash used in operations in the prior-year period.

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Superior Drilling Products, Inc. Reports 36% Revenue Growth for First Quarter 2018
May 10, 2018

Total debt at the end of the quarter was $12.2 million, down $0.6 million, or 4.8%, compared with $12.8 million at December 31, 2017.

In the first quarter of 2018 the Company had capital expenditures of $95 thousand.

Outlook:

The Company is reiterating its expectations for 2018 as follows:

Revenue:	$18 million to $22 million	Represents 28% growth at midpoint of range.

Operating Margin:	5% to 10%	At midpoint of range, operating income reaches $1.5 million, up $1.3 million

Interest Expense:	Approximately $750 thousand	Down from $906 thousand in 2017 on lower debt balances

Depreciation and Amortization:	Slightly under $4.0 million	Compares with $3.7 million in 2017

Capital Expenditures:	Approximately $1 million	Similar to 2017

Webcast and Conference Call

The Company will host a conference call and live webcast today at 10:00 am MT (12:00 pm ET) to review the financial and operating results for the quarter and discuss its corporate strategy and outlook. The discussion will be accompanied by a slide presentation that will be made available immediately prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored at www.sdpi.com/events.

A telephonic replay will be available from 1:00 p.m. MT (3:00 p.m. ET) the day of the teleconference until Thursday, May 17, 2018. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13678632, or access the webcast replay at www.sdpi.com, where a transcript will be posted once available.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented StriderTM oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

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Superior Drilling Products, Inc. Reports 36% Revenue Growth for First Quarter 2018
May 10, 2018

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. Certain statements in this release may constitute forward-looking statements, including statements regarding the Company’s financial position, market success with specialized tools, effectiveness of its sales efforts, success at developing future tools, and the Company’s effectiveness at executing its business strategy and plans. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, our business strategy and prospects for growth; our cash flows and liquidity; our financial strategy, budget, projections and operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein.

For more information, contact investor relations:
Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

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Superior Drilling Products, Inc. Reports 36% Revenue Growth for First Quarter 2018
May 10, 2018

Superior Drilling Products, Inc.

Consolidated Condensed Statements of Operations
for the Three Months Ended March 31, 2018 and 2017

(unaudited)

	For the Three Months
	Ended March 31,
	2018	2017

Revenue	$4,600,293	$3,369,612

Operating cost and expenses

Cost of revenue	1,798,944	1,180,733
Selling, general, and administrative expenses	1,697,663	1,497,517
Depreciation and amortization expense	936,027	938,022

Total operating costs and expenses	4,432,634	3,616,272

Operating income (loss)	167,659	(246,660)

Other income (expense)
Interest income	92,428	81,859
Interest expense	(191,553)	(259,025)
Other income	-	43,669
Gain on sale of assets	-	(5,828)
Total other expense	(99,125)	(139,325)

Income (loss) before income taxes	$68,534	$(385,985)

Income tax benefit	-	-
Net income (loss)	$68,534	$(385,985)

Basic income (loss) earnings per common share	$0.00	$(0.02)

Basic weighted average common shares outstanding	24,535,155	24,196,299

Diluted income (loss) per common Share	$0.00	$(0.02)

Diluted weighted average common shares outstanding	25,140,467	24,196,299

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Superior Drilling Products, Inc. Reports 36% Revenue Growth for First Quarter 2018
May 10, 2018

Superior Drilling Products, Inc.

Consolidated Condensed Balance Sheets

(unaudited)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash	$2,175,342	$2,375,179
Accounts receivable, net	3,223,046	2,667,042
Prepaid expenses	80,934	111,530
Inventories	1,162,462	1,196,813
Other current assets	86,287	-
Total current assets	6,728,071	6,350,564

Property, plant and equipment, net	8,578,802	8,809,348
Intangible assets, net	5,521,111	6,132,778
Related party note receivable	7,367,212	7,367,212
Other noncurrent assets	15,254	15,954
Total assets	$28,210,450	$28,675,856

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,086,383	$1,021,469
Accrued expenses	416,731	543,758
Current portion of long-term debt, net of discounts	7,552,460	6,101,678
Total current liabilities	$9,055,574	$7,666,905

Long-term debt, less current portion, net of discounts	4,646,749	6,706,375
Total liabilities	$13,702,323	$14,373,280

Stockholders' equity
Common stock (24,535,155)	24,535	24,535
Additional paid-in-capital	39,044,881	38,907,864
Accumulated deficit	(24,561,289)	(24,629,823)
Total stockholders' equity	$14,508,127	$14,302,576
Total liabilities and shareholders' equity	$28,210,450	$28,675,856

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Superior Drilling Products, Inc. Reports 36% Revenue Growth for First Quarter 2018
May 10, 2018

Superior Drilling Products, Inc.

Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2018 and 2017
(unaudited)

	March 31, 2018	March 31, 2017
Cash Flows From Operating Activities
Net Income (Loss)	$68,534	$(385,985)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	936,027	938,022
Amortization of debt discount	17,061	20,452
Share - based compensation expense	137,017	175,380
Impairment of inventories	41,396	-
Gain on sale of assets	-	5,828
Changes in operating assets and liabilities:
Accounts receivable	(556,004)	(1,617,149)
Inventories	(6,079)	(183,963)
Prepaid expenses and other noncurrent assets	(54,991)	(53,229)
Accounts payable and accrued expenses	(62,113)	282,329
Other long-term liabilities	-	(17,490)
Net Cash Provided By (Used In) Operating Activities	$520,848	$(835,805)

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(94,780)	(132,583)
Proceeds from sale of fixed assets	-	2,483,158
Net Cash Provided By (Used In) Investing Activities	(94,780)	2,350,575

Cash Flows From Financing Activities
Principal payments on debt	(625,905)	(2,616,815)
Principal payments on capital lease obligations	-	(60,297)
Principal payments on related party debt	-	(49,716)
Net Cash Used In Financing Activities	(625,905)	(2,726,828)

Net Increase (Decrease) in Cash	(199,837)	(1,212,058)
Cash at Beginning of Period	2,375,179	2,241,902
Cash at End of Period	$2,175,342	$1,029,844
Supplemental information:
Cash paid for interest	$210,065	$295,910
Non-cash payment of other long-term liability by offsetting related party note receivable	$-	$550,000

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Superior Drilling Products, Inc. Reports 36% Revenue Growth for First Quarter 2018
May 10, 2018

Superior Drilling Products, Inc.

Adjusted EBITDA(1) Reconciliation
(unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017	December 31, 2017

GAAP net income (loss)	$68,534	$(385,985)	$(785,567)
Add back:
Depreciation and amortization	936,027	938,022	931,368
Interest expense, net	99,125	177,166	115,750
Share-based compensation	137,017	175,380	114,467
Non-Cash compensation	-	-	414,497
(Gain) loss on sale of assets	-	5,828	-
Non-GAAP adjusted EBITDA(1)	$1,240,703	$910,411	$790,515

GAAP Revenue	$4,600,293	$3,369,612	$3,730,010
Non-GAAP EBITDA Margin	27.0%	27.0%	21.2%

(1) Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

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